Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-263888 and 333-266125) on Form S-8 and (No. 333-269079) on Form S-3 of our report dated March 30, 2023, with respect to the consolidated financial statements of Journey Medical Corporation.

/s/ KPMG LLP

Short Hills, New Jersey

March 30, 2023